SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

        / /      Preliminary Proxy Statement

        / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)2))

        /X/      Definitive Proxy Statement
        / /      Definitive Additional Materials

        / /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                            UNIFORCE SERVICES, INC.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

- --------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)

         Payment of filing fee (check the appropriate box):

        /X/      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
                 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

        / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

        / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)      Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

        (2)      Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

        (4)      Proposed maximum aggregate value of transaction:

        (5)      Total fee paid:

        / /      Fee paid previously with preliminary materials.

        / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)      Amount Previously Paid:

- --------------------------------------------------------------------------------

        (2)      Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------

        (3)      Filing Party:

- --------------------------------------------------------------------------------

        (4)      Date Filed:

                             UNIFORCE SERVICES, INC.

                            415 Crossways Park Drive
                            Woodbury, New York 11797

                              -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              -------------------

To the Shareholders of Uniforce Services, Inc.

         Please take notice that the Annual Meeting of Shareholders of Uniforce Services, Inc., a New York corporation (the "Company"), will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, on Tuesday, June 11, 1996 at 10:00 A.M. for the following purposes:

               1.   To elect a board of six directors for a term of one year.

               2. To consider and act upon a proposal to approve the grant of stock options to two executive officers of the Company.

               3. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the year ending December 31, 1996.

               4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on April 26, 1996 as the record date for the purpose of determining the shareholders entitled to notice of, and to vote at, the meeting.

         YOU ARE EARNESTLY REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

         You may revoke your proxy for any reason at any time prior to the voting thereof, and if you attend the meeting in person you may withdraw the proxy and vote your own shares.

                                   By Order of the Board of Directors,

                                   DIANE J. GELLER,
                                   Secretary

Woodbury, New York
April 29, 1996

                         ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                             UNIFORCE SERVICES, INC.

                              -------------------

                                 PROXY STATEMENT

                              -------------------

         The proxy accompanying this proxy statement (the "Proxy Statement") is solicited by the Board of Directors (the "Board of Directors") of Uniforce Services, Inc., a New York corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, on Tuesday, June 11, 1996 at 10:00 A.M. and at any adjournment or adjournments thereof. All proxies in the accompanying form that are properly executed and duly returned will be voted in accordance with the instructions specified therein. If no instructions are given, such proxies will be voted in accordance with the recommendations of the Board of Directors as indicated in this Proxy Statement. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such revocation will not affect a vote on any matters taken prior thereto. The mere presence at the Annual Meeting of the person appointing a proxy will not revoke the appointment. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the vote cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Proxies marked as abstaining with respect to the proposals approving the grant of stock options to two executive officers of the Company and ratifying the appointment of independent auditors will have the effect of a vote against such proposals.

         The approximate date of mailing of this Proxy Statement and the accompanying proxy to shareholders is May 8, 1996.

                        VOTING SECURITIES -- RECORD DATE

         Only holders of the Company's Common Stock, $.01 par value (the "Common Stock"), of record at the close of business on April 26, 1996 will be entitled to notice of and to vote at the Annual Meeting or at any adjournment or adjournments thereof. On that date, 2,996,538 shares of Common Stock were issued and outstanding. Each outstanding share entitles the holder thereof to one vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information at April 26, 1996 as to the Common Stock beneficially owned by directors, executive officers and all directors and executive officers of the Company as a group and by certain principal shareholders.

                                                              Number of Shares and Nature              Percent of
         Name and Address of Beneficial Owner                 of Beneficial Ownership(1)                Class(2)
- ---------------------------------------------------      ----------------------------------      ---------------------=
John Fanning(3).......................................                 1,849,925(4)                    60.4%
415 Crossways Park Drive
Woodbury, NY 11797

Dimensional Fund Advisors Inc.(5).....................                   223,000(5)                     7.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

Rosemary Maniscalco ..................................                    49,430(6)                     1.6%

Harry V. Maccarrone..................................                     31,184(7)                     1.0%

Gordon Robinett.......................................                     7,970(8)                      (9)

John H. Brinckerhoff..................................                     5,108(8)                      (9)

Daniel Raynor.........................................                     5,000(8)                      (9)

Joseph A. Driscoll....................................                     6,000(8)                      (9)

Diane J. Geller.......................................                         0                        ----

Directors and executive officers as a group (8                         1,954,617(10)                   62.1%
   persons) ..........................................

(1) Each director and officer exercises sole voting and dispositive power with respect to the shares beneficially owned by him or her.

(2) Assumes the issuance on April 26, 1996 of the shares of Common Stock subject to options (exercisable within 60 days after such date) held by each of the named individuals or the directors and executive officers as a group for purposes of calculating the respective percentages of Common Stock owned by such individuals or by the directors and executive officers as a group.

(3) Under the rules and regulations of the Securities and Exchange Commission (the "Commission"), Mr. Fanning may be deemed a "control person" of the Company.

(4) Includes 64,000 shares of Common Stock deemed to be beneficially owned by Mr. Fanning by reason of his right to acquire such shares within 60 days after April 26, 1996 through the exercise of stock options granted to him pursuant to stock option plans of the Company (collectively, the "Plans").

(5) Dimensional Fund Advisors Inc. ("Dimensional"), an investment adviser registered under the Investment Advisers Act of 1940 (the "Advisers Act"), is deemed to have beneficial ownership of 223,000 shares of Common Stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional exercises sole dispositive power with respect to the 223,000 shares and sole voting power with respect to 182,100 of said shares. Dimensional disclaims beneficial ownership of all such shares. This information is derived from Dimensional's Schedule 13G dated February 7, 1996 filed with the Commission and information supplied to the Company by Dimensional.

(6) Includes 37,750 shares of Common Stock deemed to be beneficially owned by Ms. Maniscalco by reason of her right to acquire such shares within 60 days after April 26, 1996 through the exercise of stock options granted to her pursuant to the Plans.

(7) Includes 30,125 shares of Common Stock deemed to be beneficially owned by Mr. Maccarrone by reason of his right to acquire such shares within 60 days after April 26, 1996 through the exercise of stock options granted to him pursuant to the Plans.

(8) Includes 6,000 shares of Common Stock deemed beneficially owned by such director by reason of his right to acquire such shares within 60 days after April 26, 1996 through the exercise of stock options granted to him pursuant to the Plans.

(9) Less than 1% of the number of outstanding shares of Common Stock at April 26, 1996.

(10) Includes an aggregate of 151,875 shares of Common Stock deemed to be beneficially owned by directors and officers of the Company by reason of their right to acquire such shares within 60 days after April 26, 1996 through the exercise of stock options granted to them pursuant to the Plans.

         The following table sets forth certain information as to the Common Stock that may be beneficially owned by two shareholders of the Company. Such information is derived from filings with the Commission made prior to the Company's Offer to Purchase for Cash up to 1,250,000 Shares of its Common Stock (the "Offer") completed on January 10, 1996. Such information does not give effect to the tender, if any, by such beneficial owner of shares of Common Stock pursuant to the Offer. The Company believes that some portion of such shares has been tendered by at least one of such beneficial owners.

                                                        Number of Shares and Nature
      Name and Address of Beneficial Owner                of Beneficial Ownership                Percent of Class
      ------------------------------------                -----------------------                ----------------
Melhado, Flynn & Associates Inc.(1)                             707,128(1)                             23.6%
530 Fifth Avenue - 2nd Floor
New York, New York 10036

Combined Capital Management(2)                                  411,950(2)                             13.7%
614 East High Street
Charlottesville, Virginia 22902

- ----------------------
(1) Melhado, Flynn & Associates Inc. ("Melhado") is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an investment adviser registered under the Advisers Act. Melhado exercises shared dispositive power with respect to the 707,128 shares of Common Stock shown in the table above. This information is derived from Melhado's Schedule 13G dated December 20, 1988 filed with the Commission.

     (2) Combined Capital Management ("Combined") is an investment adviser registered under the Advisers Act which, together with (i) its proprietors, William P. Frankenhoff, Roy Van Arsdel Whisnand, Jr. and Benjamin Brewster, and (ii) Rangeley Partners L.P. ("Rangeley"), a limited partnership the general partners of which are Messrs. Frankenhoff, Whisnand and Brewster, constitute a "group" for purposes of Section 13(d) of the Exchange Act. Each of the proprietors of Combined exercises shared voting and dispositive power with respect to the 205,000 shares of Common Stock owned by Combined. Mr. Frankenhoff exercises sole voting and dispositive power with respect to 140,350 shares of Common Stock and shared voting and dispositive power with respect to 230,000 shares of Common Stock. Mr. Whisnand exercises sole voting and dispositive power with respect to 3,100 shares of Common Stock and shared voting and dispositive power with respect to 268,500 shares of Common Stock. Mr. Brewster exercises shared voting and dispositive power with respect to 261,000 shares of Common Stock. Each of Messrs. Frankenhoff, Whisnand and Brewster, as the general partners of Rangeley, exercise shared voting and dispositive power with respect to the 25,000 shares of Common Stock owned thereby. This information is derived from Combined's Schedule 13D dated February 7, 1995 filed with the Commission.

                              ELECTION OF DIRECTORS

         At the Annual Meeting, six directors are to be nominated for election, to serve until the 1997 Annual Meeting of Shareholders and until their respective successors are duly elected and qualify. Daniel Raynor, one of the incumbent directors, has determined not to stand for re-election. Such determination was not the result of any disagreement with the Company concerning its operations, policies or practices. Unless a proxy shall specify that it is not to be voted for the directors, it is intended that the shares of Common Stock represented by each duly executed and returned proxy will be voted in favor of the election as directors of the persons named below.

         Each of the persons named below is at present a director of the Company and was elected at the 1995 Annual Meeting of Shareholders. If any nominee is not a candidate for election at the meeting, an event which the Board of Directors does not anticipate, the proxies will be voted for a substitute nominee and for the others named below. The affirmative vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, is required for the election of directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

              Name and Age                               Principal Occupation(1)                    Director Since(2)
- -------------------------------------      ------------------------------------------------      ---------------------
John Fanning (64).......................   Chairman of the Board, President and                           1961
                                             Chief Executive Officer of the Company

Rosemary Maniscalco (55)................   Executive Vice President and Chief                             1983
                                             Operating Officer of the Company(3)

Harry V. Maccarrone (48)................   Vice President Finance, Chief Financial                        1989
                                             Officer and Treasurer of the Company

John H. Brinckerhoff III (67)...........   Stockbroker, Broker's Transaction                              1983
                                             Services, Inc.(4)

Gordon Robinett (60)....................   Treasurer and a Director of Command                            1981
                                             Security Corporation, security
                                             consultants(5)

Joseph A. Driscoll (56).................   Financial Consultant/Certified Public                          1992
                                             Accountant(6)

- -------------
(1) Except as stated below, the nominees' principal occupations have been their respective principal occupations for at least five years.

(2) Directors' tenure includes their period of service as directors of the Company's predecessor.

(3)  Ms. Maniscalco became Chief Operating Officer of the Company in June 1992.

(4) Mr. Brinckerhoff was a Vice President of Peter Rogen International, corporate consultants, from before 1991 until November 1994.

(5) Mr. Robinett retired as Vice President - Finance and Treasurer of the Company effective May 1, 1989.

(6) Mr. Driscoll has been self-employed in such capacities since July 1991. From 1988 until his retirement from such firm, he was a partner of KPMG Peat Marwick LLP, certified public accountants, and also served as a director thereof from 1987 to 1990. Prior to 1987, Mr. Driscoll was the managing partner of the New York office of KMG Main Hurdman, a predecessor of KPMG Peat Marwick LLP.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

         During the Company's past fiscal year, the Board of Directors held five meetings. Each director receives a fee of $1,000 for each meeting attended in person. In addition, pursuant to the Directors Stock Option Plan, each director who is not an employee of the Company was granted during 1995 an option to purchase 5,000 shares of Common Stock and on January 1, 1996 an option to purchase an additional 1,000 shares of Common Stock, and will be granted an option to purchase an additional 1,000 shares of Common Stock on each January 1 so long as he remains a director.

         The Audit Committee of the Board of Directors is charged with reviewing the Company's consolidated financial statements and accounting policies, resolving potential conflicts of interest, receiving and reviewing the recommendations of the Company's independent auditors, and conferring with the Company's independent auditors with respect to the training and supervision of internal accounting personnel and the adequacy of internal accounting controls. Messrs. Brinckerhoff, Driscoll and Fanning are the members of the Audit Committee. During 1995, the Audit Committee held two meetings. Messrs. Driscoll and Fanning attended each meeting and Mr. Brinckerhoff attended one of the two meetings.

         The Compensation Committee of the Board of Directors consists of Messrs. Fanning, Brinckerhoff and Robinett. The Compensation Committee recommends to the Board of Directors the compensation for the Company's executive officers and other key employees. The Compensation Committee did not meet during 1995, although the members thereof conferred informally from time to time during the year.

         The Company does not presently have a nominating committee, the customary functions of such committee being performed by the entire Board of Directors.

                             EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer (the "CEO") of the Company (Mr. John Fanning, Chairman of the Board and President of the Company) and the other most highly compensated executive officers of the Company other than the CEO whose salary and bonus exceeded $100,000 (three individuals) for one or more of the fiscal years presented.

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                Annual Compensation             Long Term Compensation
                                              -----------------------         ---------------------------

                                                                                Securities        All Other         All Other
                                                                                Underlying      Compensation       Compensation
   Name and Principal Position       Year        Salary           Bonus        Options (#)           (1)               (2)
- ------------------------------      -----     ----------      -----------     ------------     ------------      --------------
John Fanning.....................    1995      $225,000        $153,834(3)          --              $4,499           $4,000
   Chairman of the Board and         1994       191,668         119,630(4)          --               2,875            2,000
   President                         1993       150,000              --         40,000               2,250            2,000

Rosemary Maniscalco..............    1995      $175,000        $169,236(5)          --              $4,365           $4,000
   Executive Vice President and      1994       177,019         194,353(6)          --               2,655            2,000
   Chief Operating Officer           1993       175,000          30,004(7)      40,000               3,000            2,000

Harry V. Maccarrone..............    1995      $138,837         $25,000(8)          --              $2,951           $4,000
   Vice President Finance and        1994       133,752          25,000(8)          --               2,006            2,000
   Treasurer                         1993       125,940              --         17,625               1,871            2,000

Diane J. Geller..................    1995      $118,651          $4,564(8)          --              $2,524           $4,000
   Secretary                         1994       114,303          15,000(8)          --               1,715            2,000
                                     1993       107,423              --          5,000               1,599            2,000

- -------------

(1) Such amount represents payments contributed by the Company under a Deferred Compensation Plan (includes interest).

(2) Such compensation represents directors fees. Perquisites and other personal benefits, securities or property to each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

(3) Such amount represents an incentive bonus of $128,834 and a discretionary bonus of $25,000.

(4) Such amount represents an incentive bonus of $94,630 and a discretionary bonus of $25,000.

(5) Such amount represents additional compensation of $25,000 based upon the terms of her employment agreement, an incentive bonus of $32,613, a discretionary bonus of $25,000 and sales compensation of $86,623. See "-- Employment Agreements."

(6) Such amount represents additional compensation of $25,000 based upon the terms of her employment agreement, an incentive bonus of $19,894, a discretionary bonus of $25,000 and sales compensation of $124,459. See "-- Employment Agreements."

(7) Represents an incentive bonus of $5,004 in reimbursement of amounts paid by her during 1993 as interest under the terms of a loan made to her by the Company and Federal and state tax liabilities due to the receipt of such incentive bonus, and additional compensation of $25,000 based upon the terms of her employment agreement. See "-- Employment Agreements."

(8)  Such amount represents a discretionary bonus.

OPTION GRANTS DURING 1995 FISCAL YEAR

         No options to purchase Common Stock were granted to the named executive officers during fiscal 1995. The Company currently does not have any plans providing for the grant of stock appreciation rights.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         The following table provides information related to options exercised by executive officers during fiscal 1995 and the number and value of options held by executive officers at fiscal year end.

                                                            Number of Securities Underlying
                               Common                        Unexercised Options at FY-End          Value of Unexercised In-the-
                               Stock           Value                      (#)                      Money Options at FY-End ($)(1)
                            Acquired on      Realized     ------------------------------        ------------------------------
          Name              Exercise (#)        ($)         Exercisable        Unexercisable       Exercisable       Unexercisable
- ---------------------      ------------     ---------     --------------     --------------     --------------      --------------
John Fanning............         --              --           64,000              29,750           $304,688           $148,750
Rosemary Maniscalco.....     40,000        $246,250           62,125              29,750            290,313            148,750
Harry V. Maccarrone.....         --              --           39,950               2,550            194,438             12,750
Diane J. Geller.........         --              --                0               2,550                  0             12,750

- ---------------

(1) Based on the closing price of a share of Common Stock on December 29, 1995 of $11.00, as reported on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") National Market.

EMPLOYMENT AGREEMENTS

         Under an employment agreement with the Company, Mr. Fanning is employed as Chief Executive Officer and President for a term that will expire on December 31, 1996 and received a base salary of $175,000 through May 31, 1994, which base salary increased to $200,000 during the period June 1, 1994 through January 31, 1995 and to $225,000 thereafter. Such agreement also provides for incentive compensation equal to 5% of the Company's "pre-tax operating income" (as defined therein) in excess of $2,500,000 but not in excess of $3,000,000, plus 3.5% of such income in excess of $3,000,000.

         Under an employment agreement with the Company, Ms. Maniscalco is employed as Executive Vice President and Chief Operating Officer for a term that will expire on December 31, 1996 and receives a base salary of $175,000 per annum and (i) incentive compensation equal to 5% of the Company's "pretax operating income" (as defined in such agreement) in excess of $2,500,000 but not in excess of $3,000,000, plus 1% of such income in excess of $3,000,000; (ii) the incentive bonus disclosed in footnotes (5) and (6) to the Summary Compensation Table and (iii) sales compensation based upon (A) the sales of, and/or licensing fees actually paid by, licensed offices of the Company acquired by it or converted to the Uniforce system as a direct result of Ms. Maniscalco's sales efforts and (B) the gross profit of offices located within the United States that are acquired by the Company with respect to sales of such offices derived from sales of the Company's PrO Unlimited product line. In all events, the aggregate of base salary, incentive compensation and sales compensation in respect of any one year may not be less than $200,000.

         In addition, the Company has entered into arrangements with Ms. Maniscalco and Mr. Maccarrone under which Ms. Maniscalco is entitled to receive a cash bonus of $780,761 and Mr. Maccarrone is entitled to receive a cash bonus of $260,257, each payable to the extent of 10% thereof on January 11, 1999, to the extent of 30% thereof on January 11, 2000 and as to the balance thereof on January 11, 2001, provided that the recipient is then employed by the Company. The cash bonus installments are subject to acceleration in the event of the recipient's death, the merger of the Company, the sale of all or substantially all of the Company's assets or a change of control of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee determines the cash and other incentive compensation, if any, excluding stock options to be paid to the Company's executive officers and key employees. The Compensation Committee currently consists of Messrs. Fanning, Robinett and Brinckerhoff. In addition, each of the Plans is administered by a committee (the "Stock Option Committee") appointed by the Board of Directors. The Stock Option Committee currently consists of Messrs. Robinett, Brinckerhoff and Raynor, each of whom is a non-employee director of the Company and a "disinterested director" (within the meaning of Rule 16b-3 under the Exchange Act).

COMPENSATION PHILOSOPHY

         The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee and the Stock Option Committee also believe that the potential for equity ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. The Company has not established a policy with regard to
Section 162(m) of the Internal Revenue Code of 1986, as amended, because the Company has not to date paid compensation in excess of $1 million per annum to any employee.

SALARIES

         Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry. Several of such companies are in the Company's Peer Group as described under "Common Stock Performance." The Company believes that its salaries are comparable to those of its competitors. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive particularly with respect to the ability to manage growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive. The Company has employment agreements with each of Mr. Fanning and Ms. Maniscalco, which set the base salary for such individuals.

ANNUAL BONUSES AND INCENTIVE COMPENSATION

         The Company from time to time considers the payment of bonuses and incentive compensation to its executive officers, although with the exception of Ms. Maniscalco and Mr. Fanning, no bonus or incentive compensation is currently provided pursuant to a formal plan or employment agreement. A portion of Ms. Maniscalco's bonus is determined in accordance with the terms of her employment agreement. In addition, Ms. Maniscalco is entitled to incentive and sales compensation in accordance with the terms of her employment agreement. See "-- Employment Agreements."

         With respect to the Company's executive officers and upper-middle managers, bonuses are determined annually by the Compensation Committee and are generally based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of goals by the Company includes, among other things, the performance of the Company as measured by return on assets. The achievement of personal goals includes the actual performance of the Company for which the executive officer or manager has responsibility as compared to the planned performance thereof, the level of cost savings achieved by such executive officer or manager, other individual contributions, the ability to manage and motivate reporting employees and the achievement of assigned projects. During 1995 the Company awarded aggregate bonuses to Ms. Maniscalco, Mr. Maccarrone and Ms. Geller of $25,000, $25,000 and $4,564, respectively.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Mr. Fanning's base salary in 1994 and increase in base salary in 1995 is based upon the terms of his employment agreement and the factors described in the "Salaries" paragraph above. Mr. Fanning received a base salary of $175,000 during the first five months of 1994, which salary increased to $200,000, effective June 1, 1994 and to $225,000, effective February 1, 1995. The Company believes Mr. Fanning's salary is comparable to the salaries of companies reviewed by the Company. Mr. Fanning received a bonus of $25,000 for fiscal 1995. Bonuses to Mr. Fanning are based upon the factors described in "Annual Bonuses and Incentive Compensation." In addition, Mr. Fanning can receive incentive compensation in accordance with the terms of his employment agreement. See "-- Employment Agreements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         John Fanning, the Company's Chairman of the Board, President and Chief Executive Officer, and Gordon Robinett, the former Vice President - Finance and Treasurer of the Company until 1989, participated in deliberations of the Company's Compensation Committee concerning executive officer compensation.

                           Compensation Committee:  John Fanning
                                                    Gordon Robinett
                                                    John H. Brinckerhoff III

                            COMMON STOCK PERFORMANCE

         The following graph compares the total cumulative return (assuming dividends are reinvested) on the Company's Common Stock during the five fiscal years ended December 31, 1995 with the cumulative return on the Nasdaq Market Index and a Peer Group Index. The Peer Group selected by the Company consists of Butler International Inc., Kelly Services, Inc., Staff Builders Inc., Volt Information Sciences, Inc. and the Company.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG UNIFORCE SERVICES, INC.,

                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

[GRAPHIC OMITTED]

                                      Fiscal Year Ending
                    ------------------------------------------------------
COMPANY             1990      1991      1992      1993      1994      1995
- -------             ----      ----      ----      ----      ----      ----

Uniforce Svcs Inc   100      79.02      73.39     79.15    118.81    132.37
Peer Group          100      97.59     137.88    117.17    126.43    143.23
Broad Market        100     128.38     129.64    155.50    163.26    211.77


                      ASSUMES $100 INVESTED ON JAN. 1, 1991
                           ASSUMES DIVIDEND REINVESTED
                         FISCAL YEAR ENDED DEC. 31, 1995

          APPROVAL OF GRANT OF STOCK OPTIONS TO TWO EXECUTIVE OFFICERS

PROPOSAL

         The Board of Directors recommends that the shareholders vote to approve the grant of stock options, described below, to Rosemary Maniscalco, Executive Vice President and Chief Operating Officer of the Company, and Harry V. Maccarrone, Vice President Finance and Treasurer of the Company.

GRANT OF OPTIONS

         Subject to the approval of the Company's shareholders, the Stock Option Committee of the Board of Directors has granted to Ms. Maniscalco and Mr. Maccarrone stock options (the "Options") to purchase an aggregate of 69,401 and 23,134 shares of Common Stock, respectively, at an exercise price of $11.25 per share, being not less than 100% of the fair market value of the Common Stock on the date of grant. Upon approval by the shareholders of the Company, the Options will become exercisable as to 25% of of the shares covered thereby on each of December 11, 1996, January 1, 1997, January 1, 1998 and January 1, 1999. The exercise dates set forth above accelerate, and the Options become immediately exercisable in full, in the event of the death of the optionee, or the merger, sale of all or substantially all the assets, or change of control of the Company. The last reported sale price of the Company's Common Stock on April 25, 1996 was $25.

         Each of the Options expires on February 19, 2006 or earlier as indicated, upon the occurrence of any one of the following events: (i) one year after an optionee's death, (ii) three months after an optionee's termination of employment with the Company's consent (other than for cause) and (iii) immediately in the event an optionee terminates his or her employment without the Company's consent or is terminated by the Company for cause.

         The Options are not transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

         Additional terms of each Option have been set by the Stock Option Committee and are embodied in an option agreement executed by each of the optionees substantially in the form attached hereto as Appendix A.

PURPOSE OF OPTIONS

         The purpose of granting the Options is to encourage the optionees to remain in the service of the Company and to give them added incentive to work toward the long-term growth and continued profitability of the Company. The Options are expressly conditioned upon approval of the grant of the Options by the Company's shareholders. If approval of the Company's shareholders is not received, the Options will be cancelled and deemed never to have been granted.

FEDERAL INCOME TAX CONSEQUENCES

         Options with respect to 58,686 shares of Common Stock (35,552 shares for Ms. Maniscalco and 23,134 shares for Mr. Maccarrone) are intended to qualify as incentive stock options and Options granted to Ms. Maniscalco with respect to 33,849 shares of Common Stock are non-qualified stock options.

         INCENTIVE STOCK OPTIONS. Under present law, the grantee of an incentive stock option will not realize taxable income upon the grant or the exercise of the incentive stock option and the Company will not receive an income tax deduction at either such time. If the grantee does not sell the Common Stock acquired upon exercise of an incentive stock option within either (i) two years after the grant of the incentive stock option or (ii) one year after the date of exercise of the incentive stock option, the gain upon a subsequent sale of the Common Stock will be taxed as long-term capital gain. If the grantee, within either of the above periods, disposes of the Common Stock acquired upon exercise of the incentive stock option, the grantee will recognize as ordinary income an amount equal to the lesser of (i) the gain realized by the grantee upon such disposition or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. In such event, the Company would be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the grantee. The gain in excess of such amount recognized by the grantee as ordinary income would be taxed as a long-term capital gain or short-term capital gain (subject to the holding period requirements for long-term or short-term capital gain treatment).

         The exercise of the incentive stock option will result in the excess of the stock's fair market value on the date of exercise over the exercise price being included in the optionee's alternative minimum taxable income (AMTI). Liability for the alternative minimum tax is complex and depends upon an individual's overall tax situation. Before exercising an incentive stock option, the optionee should discuss the possible application of the alternative minimum tax with his tax advisor in order to determine the tax's impact.

         NON-QUALIFIED STOCK OPTIONS. Upon exercise of a non-qualified stock option, or upon the exercise of an incentive stock option that does not qualify for the tax treatment described above under "Incentive Stock Options," the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received over the exercise price of such Common Stock. That amount increases the grantee's basis in the Common Stock acquired pursuant to the exercise of the non-qualified stock option. Upon exercise of a non-qualified stock option, the Company would have a federal tax withholding obligation. Upon a subsequent sale of the Common Stock, the grantee will incur short-term or long-term capital gain or loss depending upon his holding period for the Common Stock and upon the Common Stock's subsequent appreciation or depreciation. The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the grantee upon the grantee's exercise of the option.

         SUMMARY OF TAX CONSEQUENCES. The foregoing outline is no more than a summary of the federal income tax provisions relating to the grant and exercise of the Options and the sale of Common Stock acquired upon exercise. Individual circumstances and amendments to the federal income tax laws or regulations may vary these results.

REGISTRATION OF SHARES

         The Company intends to file a registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock issuable upon exercise of the Options subsequent to approval of the Options by the Company's shareholders.

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, is required for approval of the grant of the Options.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL
                          OF THE GRANT OF THE OPTIONS.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

       It is proposed that the shareholders ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1996. KPMG Peat Marwick LLP has advised the Company that a representative will be present at the Annual Meeting at which time he will respond to appropriate questions submitted by shareholders and will make such statements as he may desire.

         Approval by the shareholders of the appointment of independent auditors is not required, but the Board of Directors deems it desirable to submit this matter to the shareholders. If a majority of the shareholders voting at the meeting should not approve the selection of KPMG Peat Marwick LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS

INDEPENDENT AUDITORS OF THE COMPANY.

                                     GENERAL

         The solicitation of proxies in the accompanying form is made by the Board of Directors and the cost thereof will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and other employees of the Company may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for such services. Brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of Common Stock in their names will be requested by the Company to forward proxy materials to their principals and will be reimbursed for their reasonable out-of-pocket expenses in such connection.

         As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters to be presented for action, but if any other matters properly come before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

         It is important that proxies be returned promptly. Therefore, whether or not you plan to attend the meeting in person, you are urged to mark, date, execute and return your proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

SHAREHOLDER PROPOSALS

         Shareholder proposals in respect of matters to be acted upon at the Company's 1997 Annual Meeting of Shareholders should be received by the Company on or before December 22, 1996 in order that they may be considered for inclusion in the Company's proxy materials.

                                   By Order of the Board of Directors,

                                   DIANE J. GELLER,
                                   Secretary

Dated: April 29, 1996

                                                                      APPENDIX A

                         FORM OF STOCK OPTION AGREEMENT

                             Uniforce Services, Inc.
                            415 Crossways Park Drive
                            Woodbury, New York 11797

                                February 20, 1996

To:

                  1. We are pleased to inform you that on February 20, 1996, the Stock Option Committee of the Board of Directors (the "Board") of Uniforce Services, Inc. (the "Company") granted you, subject to approval thereof by the shareholders of the Company ("Shareholder Approval"), (i) an incentive stock option (the "ISO") to purchase ______ shares of the Company's common stock, par value $.01 per share (the "Common Stock"), at a price of $11.25 per share and
(ii) a non-qualified option (the "NQO" and together with the ISO, the "Options") to purchase ______ shares of Common Stock, at a price of $11.25 per share. The shares of Common Stock to be issued upon exercise of the Options are referred to hereinafter as the "Shares."

                  2. The Options may not be exercised until six months after Shareholder Approval. Thereafter, but prior to February 19, 2006 (on which date the Options will, to the extent not previously exercised, expire), the Options may be exercised in whole or in part, at any time and from time to time, as follows: (i) the ISO: (a) as to ______ shares of Common Stock on or after the date that is six months after Shareholder Approval is obtained; (b) as to ______ shares of Common Stock, on or after January 1, 1997; (c) as to ______ shares of Common Stock, on or after January 1, 1998; and (d) as to the remaining ______ shares of Common Stock, on or after January 11, 1999; and (ii) the NQO: (a) as to ______ shares of Common Stock on or after the date that is six months after Shareholder Approval is obtained; (b) as to ______ shares of Common Stock, on or after January 1, 1997; (c) as to ______ shares of Common Stock, on or after January 1, 1998; and (d) as to the remaining ______ shares of Common Stock, on or after January 11, 1999.

                  3. Upon the occurrence of your death or a Change of Control (as hereinafter defined) of the Company, the Options (to the extent not previously exercised) shall be immediately exercisable. For the purposes of this Agreement, a "Change of Control" means (i) the direct or indirect sale, exchange or other transfer of all or substantially all of the assets of the Company to any person or entity or group of persons or entities acting in concert as a partnership or other group (a "Group of Persons"), (ii) the merger, consolidation or other business combination of the Company with or into another company, with the effect that, immediately following such merger, consolidation or other business combination, the shareholders of the Company prior to such merger, consolidation or other business combination hold less than 50% of the combined voting power of the then outstanding securities of the surviving company of such merger, consolidation or other business combination ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Company's Board of Directors (the "Board") in any given year as compared to the directors who constituted the Board at the beginning of such year, and such replacement shall not have been approved by the Board as constituted at the beginning of such year, (iv) a person or entity or Group of Persons excluding John Fanning, as a result of a tender or exchange offer or open market or privately negotiated purchases, which offer or purchases shall not have been approved by the Board as constituted prior to the commencement by such person or entity or Group of Persons of such offer or purchase or within 10 days after such commencement, shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing more than 50% of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

                  4. You must purchase a minimum of 50 Shares each time you choose to purchase Shares, except to purchase the remaining Shares available to you.

                  5. The Options are not transferable otherwise than by will or by the applicable laws of descent and distribution and may be exercised, during your lifetime, only by you; provided, however, that the Options may be transferred pursuant to a qualified domestic relations order (as defined in the Internal Revenue Code of 1986 or Title I of the Employee Retirement Income Security Act, or the rules promulgated thereunder).

                  6. In the event of your death, the Options may be exercised by your personal representative or representatives, or by the person or persons to whom your rights under the Options shall pass by will or by the applicable laws of descent and distribution, at any time prior to the earlier of the first anniversary of the date of your death or the expiration of the Options.

                  7. If you shall voluntarily retire or quit your employment without the written consent of the Company or a subsidiary of the Company (a "Subsidiary"), or if the Company or a Subsidiary shall terminate your employment for cause, the Options shall forthwith terminate. If you shall voluntarily retire or quit your employment with the written consent of the Company or a Subsidiary or if your employment shall have been terminated by the Company or a Subsidiary for reasons other than cause, you may (unless the Options shall have previously expired pursuant to the provisions hereof) exercise the Options at any time prior to the earlier of three months after termination of employment or the expiration of the Options, to the extent of the number of Shares subject to the Options which were purchasable by you on the date of termination of your employment. The Options shall not be affected by any change of employment so long as you continue to be an employee of the Company or a Subsidiary.

                  8. In the event of any change in the outstanding Common Stock by reason of stock dividend, recapitalization, merger, consolidation, split-up, subdivision, combination or exchange of shares, or the like, the aggregate number and kind of shares subject to the Options and the exercise price thereof shall be proportionately adjusted by the Board, whose determination shall be conclusive.

                  9. The Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of the Options. The Company may also establish, from time to time, appropriate procedures to ensure that the Company receives prompt advice concerning the occurrence of any event that may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event, and you will comply with all such procedures so established.

                  10. Unless at the time of the exercise of the Options a registration statement under the Securities Act of 1933, as amended (the "Act"), is in effect as to such Shares, any Shares purchased by you upon the exercise of the Options shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Options, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the Options, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

                  11. You understand and acknowledge that, under existing law, unless at the time of the exercise of the Options, a registration statement under the Act is in effect as to Shares so issuable (i) any Shares purchased by you upon exercise of the Options may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold);
(iii) in the case of securities to which Rule 144 is not applicable, compliance with Regulation A promulgated under the Act or some other disclosure exemption will be required; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares; and (vi) the Company has undertaken no obligation to register the Shares or to include the Shares in any registration statement which may be filed by it subsequent to the issuance of the shares to you. In addition, you understand and acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144.

                  12. The Options (or any installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or, at the discretion of the Stock Option Committee, by delivering shares of Common Stock already owned by you and having a fair market value on the date of exercise equal to the exercise price of the Options, or a combination of such shares and cash, or by any other proper method approved by the Stock Option Committee.

                  13. The Options shall become effective if and only if they have received Shareholder Approval. Absent such approval, the Options and this Agreement shall be null and void as if the Options had never been granted and this Agreement had never been executed.

                  Would you kindly evidence your acceptance of the Options and your agreement to comply with the provisions hereof by executing this letter under the words "Agreed To and Accepted."

                                   Very truly yours,

                                   UNIFORCE SERVICES, INC.

                                   By:-------------------------------
                                      John Fanning, Chairman of the Board,
                                      President and Chief Executive Officer

AGREED TO AND ACCEPTED:

- -----------------------

                                    EXHIBIT A

Uniforce Services, Inc.
415 Crossways Park Drive
Woodbury, New York  11797

Gentlemen:

                  Notice is hereby given of my election to purchase _____ shares of Common Stock, $.01 par value (the "Shares"), of Uniforce Services, Inc., at a price of $11.25 per Share, pursuant to the provisions of the (incentive/non-qualified) stock option granted to me on February 20, 1996. Enclosed in payment for the Shares is:

                    ----
                   /___/   my check in the amount of $________.

                    ----
                  */___/ ___________ Shares having a total value $________, such value being based on the closing price(s) of the Shares on the date hereof.

                  The following information is supplied for use in issuing and registering the Shares purchased hereby:

                  Number of Certificates

                     and Denominations               ___________________

                  Name                               ___________________

                  Address                            ___________________

                                                     ___________________

                  Social Security Number             ___________________

Dated:   _______________, ____

                                             Very truly yours,

                                             --------------------------
*Subject to the approval of the
 Stock Option Committee

                             UNIFORCE SERVICES, INC.

                    Proxy Solicited by the Board of Directors

                                     for the

                         ANNUAL MEETING OF SHAREHOLDERS

                                  June 11, 1996

                  KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of UNIFORCE SERVICES, INC. (the "Company") does hereby constitute and appoint JOHN FANNING, ROSEMARY MANISCALCO and HARRY MACCARRONE or any of them (each with full power of substitution of another for himself) as attorneys, agents and proxies, for and in the name, place and stead of the undersigned, and with all the powers the undersigned would possess if personally present, to vote as instructed below all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 11, 1996 at 10:00 A.M. local time at The Garden City Hotel, 45 Seventh Street, Garden City, New York, and at any adjournment or adjournments thereof, all as set forth in the Notice of Meeting and Proxy Statement.

                                                (See Reverse Side)

1.       ELECTION OF A BOARD OF SIX DIRECTORS:

                                                       (INSTRUCTIONS: To
                                                       withhold authority to
                                                       vote for any
          FOR all nominees       WITHHOLD AUTHORITY    individual nominee,
          listed to the right    to vote for           strike a line through
          (except as marked      nominees listed to    the nominee's name in
          to the Contrary)       the right             the list below.)

                                                       J.H. Brinckerhoff III,
                                                       J.A. Driscoll,
             / /                   / /                 J. Fanning,
                                                       H.V. Maccarrone,
                                                       R. Maniscalco,
                                                       G. Robinett

2.       APPROVAL OF GRANT OF STOCK OPTIONS TO TWO EXECUTIVE OFFICERS

         FOR ___        AGAINST   ___               ABSTAIN  _____


3. RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1996.

         FOR ___        AGAINST   ___               ABSTAIN  _____


4. In their discretion, the Proxies are authorized to vote upon such other and further business as may properly come before the meeting.

         THE  SHARES  REPRESENTED  BY  THIS  PROXY  WILL  BE  VOTED  IN
         ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO SUCH INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF ELECTION OF THE NOMINEES FOR DIRECTORS DESIGNATED BY THE BOARD OF DIRECTORS AND FOR ITEMS 2 AND 3.

Signature ------------------------------------------    Date:------------------

Note: Please sign exactly as your name appears hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by duly authorized officer. If shares are held jointly, each shareholder named should sign.